Center Bancorp, Inc. Comments on Fourth Quarter 2009

Union, N.J., January 13, 2010 (GLOBE NEWSWIRE) — Center Bancorp, Inc. (Nasdaq: CNBC), the parent company of Union Center National Bank ("UCNB"), today announced that for the fourth quarter of 2009, it intends to establish a loan loss provision of $1.4 million, to cover charge-offs of approximately $1.2 million in the fourth quarter.

Anthony C. Weagley, President & CEO, commented: "Our core earnings during the quarter benefited from a widening of margin and improvement in efficiency. This performance, coupled with the completion of our capital offering on September 30, 2009 served to further strengthen our balance sheet and fortify our existing capital position.”

Commenting on the fourth quarter and looking at the outlook for CNBC in 2010, Mr. Weagley remarked: "While we continue to see an improvement in balance sheet strength and core earnings performance, we are still concerned with the credit stability of the broader markets which can have an affect on our portfolio.  Given the current level of high unemployment, we are not confident that the economy will stabilize and credit trends within the markets will show any signs of improvement in the near term.  We therefore have continued to take steps to strengthen our balance sheet through our capital position and underlying core earnings power. These core competencies, along with the organic growth in our franchise that has continued through the fourth quarter of 2009, should enable us to continue to invest in our businesses, building sustained shareholder value."

Mr. Weagley continued: “Our ability to address credit quality issues as they arise and take aggressive efforts to resolve them in this stressed economic environment has allowed us to maintain our sound financial condition.  In light of the adverse economic circumstances, management has continued to increase the level of the allowance for loan losses to 1.16% of total loans from the level of 0.92% at December 31, 2008.” Mr. Weagley added: "The Corporation expects non-performing assets at December 31, 2009 to amount to $8.1 million or 1.1 percent of loans (down from $13.9 million at September 30, 2009).   The net decrease in the balance of non-performing assets in the fourth quarter was attributable to our taking steps to terminate a participation agreement with another New Jersey bank at December 31, 2009.  Under the terms of the agreement, the participation ended on December 31, 2009, and the lead bank is required to repurchase the remaining balance.  The lead bank has questioned our enforcement of the participation agreement. Therefore, the Corporation has filed suit for the return of the outstanding principal and has reclassified the outstanding loan into other assets on our balance sheet.”

Mr. Weagley commented: “We continue to experience growth of our loan base.  We are attempting to increase originations and continue to see solid results in the commercial loan sector of the portfolio.  We are also focused on efforts to stimulate more consumer lending activity in our residential portfolio.  In this environment, growth is an important step in diversifying our portfolio and expanding our client base.  Total loans are expected to be $715 million at December 31, 2009 which is an increase of $39 million or 5.8% over total loans at December 31, 2008. “

In addition, the Corporation also announced that it would be taking $2.3 million of impairment charges on investment securities and a charge of $364,000 related to a court order for the liquidation of the Reserve Funds Primary Fund.   On November 25, 2009, the United States District Court for the Southern District of New York issued an Order (the "Order") on an application made by the U.S. Securities and Exchange Commission concerning the distribution of the Primary Fund's remaining assets. The Order provides for a pro rata distribution of the remaining assets and enjoins certain claims against the Primary Fund and other parties named as defendants in litigation. These charges will be offset in part by investment gains recorded during the fourth quarter of approximately $1.4 million.

 The net impact to earnings per share of the loan loss provision and net securities losses for the period are estimated to amount to a decrease of $0.11 per fully diluted share.  Mr. Weagley indicated that “our earnings estimate for the fourth quarter of 2009, inclusive of the above noted charges, is $0.05 - $0.07 per fully diluted common share.”

About Center Bancorp

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, UCNB is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. UCNB focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

UCNB, through its Private Banking Division which includes its wholly owned subsidiary, Center Financial Group LLC, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

UCNB currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At September 30, 2009, the Corporation had total assets of $1.3 billion, total deposit funding sources, which includes overnight repurchase agreements, of $1.0 billion and stockholders' equity of $92.2 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the precise amount of the loan loss provision and charge-offs to be recorded for the fourth quarter of 2010, the ability of the Corporation to continue to invest in its business, the future outcomes associated with the loan participation agreement referenced herein, total non-performing assets to be reflected on the Corporation's books as of December 31, 2009, and the level of the allowance for loan losses for the fourth quarter of 2009) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CONTACT:  Center Bancorp, Inc.
          Anthony C. Weagley, President & Chief Executive Officer
          Investor Relations
          Joseph Gangemi
          (908) 206-2886